UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                  Commission File Number 0-20464
                                                                         _______
                            Mid-Iowa Financial Corp.
  _____________________________________________________________________________
             (Exact name of registrant as specified in its charter)

        123 West Second Street North, Newton, Iowa 50208, (515) 792-6236
________________________________________________________________________________
(Address,  including zip code,  and telephone  number,  including  area code, of registrant's principal executive offices)

                     Common Stock, par value $.01 per share
________________________________________________________________________________
            (Title of each class of securities covered by this Form)

                                      None
________________________________________________________________________________
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)   [X]                  Rule 12h-3(b)(1)(i)  [ ]
Rule 12g-4(a)(1)(ii)  [ ]                  Rule 12h-3(b)(1)(ii) [ ]
Rule 12g-4(a)(2)(i)   [ ]                  Rule 12h-3(b)(2)(i)  [ ]
Rule 12g-4(a)(2)(ii)  [ ]                  Rule 12h-3(b)(2)(ii) [ ]
                                           Rule 15d-6           [ ]

Approximate number of holders of record
as of the certification or notice date:     1
                                       ___________

     Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  April 13, 1999            By: /s/ Kenneth D. Ulmer
      _______________               ____________________________________________
                                    Kenneth D. Ulmer
                                    President and Chief Executive Officer

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.